Exhibit 10.14

EXECUTIVE CASH RETENTION AWARD AGREEMENT

RECITALS

A.    Apollo Education Group, Inc. is implementing this special cash retention award to encourage key employees and officers of the Apollo Education Group, Inc. or one or more of its Subsidiaries (collectively “the Company”) to remain in the employ of the Company by providing Participants with the opportunity to earn a cash amount pursuant to the terms of this Executive Cash Retention Award Agreement (“Agreement”) by remaining employed with the Company through the retention date set forth in the Agreement.

B.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

AWARD SUMMARY

Cash Retention Award. The Company hereby awards to the Participant, as of the Award Date indicated below, a cash retention award (the “Award”) entitling the Participant to a cash amount that is earned if the Participant meets the Service-vesting requirements set forth in this Agreement. The dates on which the actual cash amount earned under the Award shall become payable and the remaining terms and conditions governing the Award, including the applicable Service-vesting requirements, shall be as set forth in this Agreement.

Participant:	Gregory W. Cappelli

Award Date:	<DATE>

Award Amount:	The total cash amount of the Award that may become payable pursuant to this Agreement shall be <CASH_AMOUNT>

Vesting Schedule:
The Award shall vest in <__> installments as follows: <_______________>, provided that the Participant remains continuously in Service with the Company through each such vesting date. The Award shall be payable in full no later than <DATE>, subject to the Repayment Obligation defined in Paragraph 3(a).

1.    Limited Transferability. Prior to the actual payment of the Award, the Participant may not assign, transfer, pledge or otherwise encumber any interest in this Award or any cash amount that may become payable hereunder, and the Participant shall at all times remain a general creditor of the Company with respect to any amount that becomes payable pursuant to this Agreement. However, the Participant’s right to any portion of the Award that vests but otherwise remains unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award to the extent such designation is valid under applicable law or, in the absence of such designated beneficiaries (including by reason of their death), pursuant to the provisions of the Participant’s will or the laws of inheritance. The Participant may make such a beneficiary designation at any time by filing the appropriate form with the Company in a form and manner acceptable to the Company and permitted by the Company. Any transferee must furnish the Company with (i) written notice of his or her status as a transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to the transfer.

2.    Payment of Retention Amount. The Award is payable to the Participant under this Agreement no later than September 30, 2015; provided, however, that except as provided in Section 3 below, 100% of the gross amount of the Award shall be subject the Repayment Obligation in the event the Participant’s Service with the Company terminates for any reason prior to August 31, 2016, and 50% of the gross amount of the Award shall be subject to the Repayment Obligation in the event such employee ceases to be employed with the Company or a Subsidiary on or after August 31, 2016, but prior to August 31, 2017. The payment shall be subject to the Company’s collection of the applicable Withholding Taxes, and the Participant shall only receive the net amount of the Award remaining after such Withholding Taxes have been collected.

3.    Termination of Service.

(a)    Except as provided in Paragraph 3(b) and in the case of an individual’s death or Disability, 100% of the amount of the Award shall be subject to repayment to the Company by the Participant in the event the Participant’s Service with the Company terminates for any reason prior to August 31, 2016, and 50% of the amount of the Award shall be subject to repayment to the Company by the Participant in the event the Participant’s Service with the Company terminates for any reason on or after August 31, 2016, but prior to August 31, 2017 (the “Repayment Obligation”). The Participant shall be liable to pay the Company up to the full gross amount of the Award (i.e., unreduced for tax and other withholdings), as determined by the Company in its sole discretion.

(b)    If the Participant’s Service with the Company is terminated as a result of an Involuntary Termination other than a Termination for Cause prior to August 31, 2017, then the Participant shall, upon satisfaction of the contingency described in Paragraph 3(c) below, vest in any unvested portion of the Award and the Repayment Obligation shall lapse.

(c)    The accelerated vesting of the unvested portion of the Award and the lapse of the Repayment Obligation at the time of Participant’s Involuntary Termination shall be contingent upon Participant’s execution and non-revocation of the required release described in Section 7(b) of the Participant’s Amended and Restated Employment Agreement effective as of June 5, 2014 (the “Employment Agreement”). The required release will be modified to explicitly preserve the Participant’s rights to amounts owed hereunder.

4.    Code Section 409A. It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

5.    Non-Solicitation of Employees. During the Participant’s Service with the Company and for a period of one year thereafter, the Participant agrees that the Participant will not, directly or indirectly or by action in conjunction with any other person, company, partnership, corporation or entity, in any manner whatsoever, seek to hire, solicit, induce, influence or seek to influence, any Company employee to terminate his or her employment with the Company. If there is a conflict between this provision and any restrictive covenants contained in any employment agreement executed by the Participant and the Company, the provisions of the employment agreement will govern.

6.    Compliance with Laws and Regulations. The payment of any portion of the Award to which the Participant becomes entitled under this Agreement shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto.

7.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices or shall be effected by properly addressed electronic mail delivery. Any notice required to be given or delivered to Participant shall be in writing and addressed to the Participant at the most recent address then on file for the Participant in the Human Resources Department of the Company. All notices shall be deemed effective upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

8.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

9.    Construction. All decisions of the Company with respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in the Award.

10.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.

11.    Nature of Award; No Entitlement; No Claim for Compensation. In accepting this Award, Participant acknowledges the following:

(a)    The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(b)    The amount of the Award paid to the Participant in any year will not create any contractual or other right for the Participant to receive the same or similar amounts in any future years.

(c)    All decisions with respect to future awards, if any, will be at the sole discretion of the Compensation Committee of the Board or the most senior human resources officer of the Company, as applicable.

(d)    Participant is voluntarily participating in the Award.

(e)    This Award and any amount paid pursuant to this Award shall not be treated as part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

12.    Entire Agreement. Except as otherwise specifically referenced herein, this Agreement constitutes the sole and entire agreement between the parties hereto with regard to the Award and supersedes any and all understandings and agreements made prior hereto, if any. However, notwithstanding anything else herein, this Agreement does not supersede the terms of the Employment Agreement. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto.

13.    Participant Acceptance. The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any cash amount be paid under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, Apollo Education Group, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

APOLLO EDUCATION GROUP, INC.

By:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.    Agreement shall mean this Special Cash Retention Award Agreement.

B.    Apollo Education Group, Inc. shall mean Apollo Education Group, Inc., an Arizona corporation, and any successor corporation to Apollo Education Group, Inc. which shall by appropriate action adopt this Agreement.

C.    Award shall mean the cash amount that the Participant is eligible to earn under the terms of this Agreement through his or her continued Service.

D.    Code shall mean the Internal Revenue Code of 1986, as amended.

E.    Disability shall mean any illness or other physical or mental condition of the Participant that is permanent and continuous in nature and renders the Participant incapable of performing his or her customary and usual duties for the Company. The Company may require such medical or other evidence as it may deem necessary in order to judge the nature and permanency of Participant’s condition.

F.    Employee shall mean an individual who is in the employ of the Company, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

G.    Involuntary Termination shall mean the termination of the Participant’s employment with the Company without Cause or (as defined in the Employment Agreement) or by the Participant for Good Reason (as defined in the Employment Agreement).

H.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

I.    Service shall mean the Participant’s performance of services for Apollo Education Group, Inc. (or any Subsidiary) in the capacity of an Employee. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in an Employee capacity for Apollo Education Group, Inc. (or any Subsidiary) or (ii) the entity for which the Participant performs services in an Employee capacity ceases to remain a Subsidiary of Apollo Education Group, Inc., even though the Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that except to the extent otherwise required by law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

J.    Separation from Service shall mean Participant’s cessation of Employee status by reason of death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

K.    Subsidiary shall, with respect to Apollo Education Group, Inc., mean any corporation (other than Apollo Education Group, Inc.) in an unbroken chain of corporations beginning with Apollo Education Group, Inc., provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

L.    Termination for Cause shall mean the termination of the Participant’s Service by the Company (or any Subsidiary employing the Participant) for Cause (as defined in the Employment Agreement).

M.    Withholding Taxes shall mean income taxes, employment taxes, social insurance, payroll taxes, contributions, payment on account obligations or other amounts required to be withheld by the Company in connection with the vesting and payment of the Award.

I acknowledge that I have read and understand the terms of this Agreement, including the procedure for collecting the applicable withholding taxes as the award vests and the underlying cash amount becomes issuable.

Gregory W. Cappelli	Date